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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM N-8A

             NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: MADISON HARBOR BALANCED STRATEGIES, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

THE CHRYSLER BUILDING, 405 LEXINGTON AVENUE, 49TH FLOOR, NEW YORK, NY  10174

Telephone Number (including area code):  (212) 953-3700

Name and address of agent for service of process:

EDWARD M. CASAL, MADISON HARBOR BALANCED STRATEGIES, INC., THE CHRYSLER BUILDING, 405 LEXINGTON AVENUE, 49TH FLOOR, NEW YORK, NY 10174

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [  ].


                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 19th day of December, 2003.


                                       MADISON HARBOR BALANCED STRATEGIES, INC.

                                       By: /s/ Edward M. Casal
                                           ---------------------------
                                           Edward M. Casal, Chairman
                                           and Chief Executive Officer

Attest: /s/ Mitchell B. Sikora
        ----------------------
        Mitchell B. Sikora
        Chief Accounting Officer